EXHIBIT 19
HEALTHEQUITY, INC.
INSIDER TRADING POLICY
1INTRODUCTION
Ownership by the members of the Board of Directors of HealthEquity, Inc. (the “Company”), its officers, and its employees (and the directors, officers and employees of any subsidiary of the Company; all of the foregoing being referred to herein from time to time as “team members”) of Company securities is encouraged, so long as such persons do not effect transactions in such securities in violation of the federal securities laws in general, and the Securities Exchange Act of 1934, as amended (the "Exchange Act") in particular.

Accordingly, this Insider Trading Policy (this “Policy”) has been adopted by the Board of Directors of the Company to prevent such violations by team members and others in connection with transactions in the Company’s securities and to protect the Company’s reputation for integrity and ethical conduct. The Board of Directors has given the General Counsel of the Company responsibility for administration of this Policy and questions should be directed to him or her or his or her designee. Any request for exceptions to this Policy must be made to the General Counsel’s office and to be validly granted, such exception must be approved in writing from the General Counsel. To seek an exception, team members should submit an email to ITP_Approval@healthequity.com.

This Policy applies to all team members and to the Company itself. This Policy also applies to family members, other members of a person’s household, and entities controlled by a person covered by this Policy, as described below. For more information on the obligations of family members under this Policy, see Section 6.7 Applicability to Family Members. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information and if it makes such a determination, will inform the affected persons.

"Insider trading" refers generally to buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material nonpublic information about the security. Insider trading violations may also include "tipping" such information, securities trading by the person "tipped," and securities trading by those who misappropriate such information.

The scope of insider trading violations can be wide reaching. The Securities and Exchange Commission (the "SEC") has brought insider trading cases against corporate officers, directors, and employees who traded the corporation’s securities after learning of significant, confidential corporate developments; friends, business associates, family members, and other "tippees" of such officers, directors, and employees who traded the securities after receiving such information; employees of law, banking, brokerage, and printing firms who were given such information in order to provide services to the corporation whose securities they traded; government employees who learned of such information because of their employment by the

Insider Trading Policy

government; and other persons who misappropriated, and took advantage of, confidential information from their employers.

An "insider" can include officers, directors, major stockholders and employees of an entity whose securities are publicly traded. In general, an insider must not engage in transactions in the securities of that entity for personal gain if that person possesses material nonpublic information about the entity. In addition, an insider who is aware of material nonpublic information must not disclose such information to family, friends, business or social acquaintances, employees or independent contractors of the entity (unless such employees or independent contractors have a position within the entity giving them a clear right and need to know and a duty to keep such information strictly confidential), or other third parties. This provision against disclosure includes prohibitions against discussing material nonpublic information where it may be overheard or posting such information on social media, internet forums, or other means where unauthorized individuals may learn of the information. An insider is responsible for assuring that his or her family members comply with insider trading laws. In general, an insider may engage in transactions in securities of the Company or discuss material information with any other person only after the material information has been made public.
2PENALTIES; SANCTIONS
2.1General
Violation of the prohibition on insider trading can result in a prison sentence and civil and criminal fines for the individuals who commit the violation, and civil and criminal fines for the entities that commit the violation.

The Company can be subject to a civil monetary penalty even if the directors, officers, or other team members who committed the violation concealed their activities from the Company.
2.2Criminal Penalties
The maximum prison sentence for an insider trading violation is 20 years. The maximum criminal fine for individuals is $5,000,000, and the maximum fine for non-natural persons (such as an entity whose securities are publicly traded) is $25,000,000.
2.3Civil Sanctions
Persons who violate insider trading laws may become subject to an injunction and may be forced to disgorge any profits gained or losses avoided. The civil penalty for a violator may be an amount up to three times the profit gained or loss avoided as a result of the insider trading violation.

The Company (as well as other natural or non-natural persons who are deemed to be controlling persons of the violator) faces a civil penalty not to exceed the greater of $1,000,000 or three times the profit gained or loss avoided as a result of the violation if the Company knew or recklessly disregarded the fact that the controlled person was likely to engage in the acts constituting the insider trading violation and failed to take appropriate steps to prevent the acts before they occurred.

Insider Trading Policy

In addition, persons who traded contemporaneously with, and on the other side of, the insider trading violator may sue the violator and the controlling persons of the violator to recover the profit gained or loss avoided by the violator.
2.4Bounties
The SEC offers bounties to persons who provide information leading to the imposition of a civil insider trading penalty.
3POLICY STATEMENT
Illegal insider trading is against the policy of the Company. Such trading can cause significant harm to the reputation for integrity and ethical conduct of the Company. Individuals who fail to comply with the requirements of this Policy are subject to disciplinary action, at the sole discretion of the Company, up to and including immediate dismissal.
4WHAT IS MATERIAL NONPUBLIC INFORMATION?
Illegal insider trading is predicated on the use of or access to material nonpublic information (or “MNPI”). It is therefore important to understand what constitutes MNPI and the component parts of MNPI. What does it mean to be nonpublic information and what it means to be material? If a team member ever questions whether information constitutes MNPI, they should consult with the General Counsel.

What is nonpublic information?
All information about the Company is considered nonpublic information until it is disseminated in a manner calculated to reach the securities marketplace through recognized channels of distribution and public investors have had a reasonable period of time to react to the information. Generally, and under this Policy, information which has not been available to the investing public for at least two (2) full trading days is considered to be nonpublic. Recognized channels of distribution include annual reports, SEC filings, press releases, marketing materials, and publication of information in prominent financial publications, such as The Wall Street Journal.

What nonpublic information is material?

Nonpublic information is material if there is a substantial likelihood that it would reasonably be expected to affect the market value of the Company’s securities and/or influence investor decisions to buy, sell or hold the Company’s securities. A good rule of thumb is that if a person feels that information is material, it probably is. Moreover, it should be remembered that plaintiffs who challenge and judges who rule on particular transactions after the fact have the benefit of hindsight, as will the SEC. Examples of information or events that require a careful review to determine if they would be regarded as “material” include the following, although the list is not exclusive:

•financial results, financial condition, projections, or forecasts;

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•known but unannounced future earnings or losses;
•significant corporate events, such as a pending or proposed acquisition, merger, tender offer, or joint venture;
•strategic plans;
•plans to launch new products or features or other market initiatives of a significant nature;
•significant capital investment plans;
•the status of the Company’s progress toward achieving significant goals;
•significant developments involving business relationships with customers or other business partners, including major new contracts (or the loss of a major contract);
•cybersecurity breaches;
•changes in auditors or auditor notification that we may no longer rely on the auditor’s audit report;
•events regarding the Company’s securities, including new equity or debt offerings, splits, dividends, and redemptions;
•positive or negative developments in pending or threatened litigation or regulatory matters, including pending or threatened governmental investigations;
•known but unannounced changes in senior management or the Board of Directors; or
•other favorable or unfavorable business or financial developments, projections, or prospects.

If a team member is in doubt as to whether information is public or material, that team member should wait until the information becomes public or should refer questions to the General Counsel.
5HANDLING OF INFORMATION
The Company’s records must always be treated as confidential.1 Items such as interim and annual financial statements, budgets, forecasts, and operating and statistical information relating to HSAs and custodial assets, and similar information are proprietary (that is, information pertaining to and used exclusively by, and confidential to, the Company), and proprietary information must not be disclosed or used for any purpose at any time other than for Company business. All Company policies and procedures designed to preserve and protect confidential information must be strictly followed at all times.

No team member shall at any time make any recommendation or express any opinion as to trading in the Company’s securities.

Information learned about other entities in a special relationship with the Company, such as acquisition, joint venture, and partnership negotiations, is confidential and must not be disclosed without proper authorization. Team members must not transact in the securities of such other entities if the team member is in possession of material nonpublic information about the other entity.

1 The restrictions against disclosure of confidential information do not apply where exceptions allowing disclosure are made by applicable law, regulation, court order, or Company policy.

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All confidential information in the possession of a team member must be returned to the Company at the termination of his or her relationship with the Company.

6TRANSACTIONS IN THE COMPANY’S AND OTHER SECURITIES
6.1General Rule
Team members shall not effect any transaction in the Company’s securities, including any purchase, sale, gift, or other transfer or disposition of the Company’s securities, if they possess material nonpublic information about the Company.

This rule applies to transactions made by team members directly or through a broker or other investment professional indirectly on the team member’s behalf, regardless of whether the team member is aware of such transaction. As such, it is the responsibility of each team member to ensure that any broker or other investment professional that has the ability to purchase Company securities on behalf of the team member complies with this Policy.

This rule generally does not apply to (i) a cash exercise of stock options under the Company's equity incentive plans where the team member retains the resulting shares (a “Cash Exercise”), (ii) an automatic sale of shares of the Company’s common stock through a Company-contracted service provider or broker to pay applicable withholding taxes upon the vesting of restricted stock units or restricted stock awards granted under the Company’s equity incentive plans (an “RSU/RSA Sell-to-Cover Transaction”), or (iii) a transaction in shares pursuant to a duly approved Rule 10b5-1 trading plan covering the Company’s securities (a “Trading Plan”), as further described below. However, the rule prohibiting transactions during Blackout Periods (defined herein) and when a team member is in possession of material nonpublic information about the Company continues to apply to shares acquired through exceptions (i) and (iii) of this paragraph, as well as all other shares held by a team member (unless such shares are sold in accordance with the provisions of exception (ii).
6.2Covered Persons
Preapproval of transactions in the Company’s securities is required for certain team members who have exposure or access to material nonpublic information as part of their employment with the Company and are deemed a “Covered Person.”

Covered Persons are defined as team members who

(i)are members of the Board of Directors and executive officers of the Company required to make filings under Section 16 of the Exchange Act (“Section 16 Officers”);
(ii)are members of the Company’s Senior Leadership Team;
(iii)are considered “affiliated purchasers” under Rule 10b-18 of the Exchange Act by directly or indirectly controlling the Company’s share repurchase program and are seeking to make open-market purchases of the Company’s common stock; or
(iv)are individuals that are expressly designated by the General Counsel as Covered Persons by reason of their access to non-public financial and other confidential information.

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The Company’s Policy Center includes procedures that must be followed by Covered Persons. Team members with questions about the definition of “Covered Persons” or these procedures should contact the Company’s Equity Administrator at ITP_Approval@healthequity.com.
6.3Blackout Periods
In furtherance of the goals underlying this Policy, the following team members, which are referred to herein as “Blackout Team Members,” are prohibited from effecting transactions in Company securities or implementing Trading Plans during Blackout Periods (as defined below):

(i)members of the Board of Directors and Section 16 Officers;
(ii)team members who are members of the Company’s Senior Leadership Team or Extended Leadership and Executive Assistants of those team members;
(iii)team members who are members of the Company’s Disclosure Committee;
(iv)team members who participate in the review of the Company’s SEC filings;
(v)team members who are identified on Exhibit A, which Exhibit A may be updated from time to time at the direction of the General Counsel; or
(vi)are individuals that are expressly designated by the General Counsel by reason of their access to non-public financial and other confidential information.

Team members with questions about the definition of “Blackout Team Members” should contact the Company’s Equity Administrator at ITP_Approval@healthequity.com.

The prohibition on trading in Company securities by these team members during any Blackout Period is designed to prevent any inadvertent trading by such persons in the Company's securities during times when there may be material financial information that has not been publicly disclosed.

The following periods each year are “Blackout Periods” under this Policy:

(i)the period beginning on April 16th and ending after the second full trading day following the Company’s public disclosure of its first quarter financial results;
(ii)the period beginning on July 16th and ending after the second full trading day following the Company’s public disclosure of its second quarter financial results;
(iii)the period beginning on October 16th and ending after the second full trading day following the Company’s public disclosure of its third quarter financial results; and
(iv)the period beginning on January 1st (in the case of Blackout Team Members who are employees of the Company) and January 16th (in the case of non-employee members of the Board of Directors of the Company) and, in each case, ending after the second full trading day following the Company’s public disclosure of its annual financial results ; and
(v)(v) any period so designated by the Company whereby the Company, at its discretion, has determined that suspending trading in the securities of the Company is appropriate given the magnitude of external events, as described in further detail herein under the section “Blackout Communications”.

For purposes of this definition of Blackout Period, the Company’s public disclosure of its quarterly and annual financial results is deemed to occur either by way of issuing an earnings

Insider Trading Policy

press release or by filing a periodic report on Form 10-Q or annual report on Form 10-K, as the case may be. Periods which are not Blackout Periods are referred to herein as “open windows”.

Notwithstanding the foregoing, (i) the grant or cash exercise of stock options to purchase the Company's securities, and (ii) the grant or vesting of restricted stock units or restricted stock awards or RSU/RSA Sell-to-Cover Transactions are permitted during a Blackout Period. Any other sale of such securities or entry into a Trading Plan during the Blackout Period are prohibited unless representing a sale is made pursuant to a Trading Plan previously approved by the General Counsel or his or her designee.

The prohibition on effecting transactions in the Company’s securities by a former Blackout Team Member who is no longer a team member (by reason of resignation or termination) during a Blackout Period shall continue until the later of the end of such Blackout Period and the time such Blackout Team Member shall no longer be in possession of material nonpublic information.

Team members with questions about the definition of Blackout Periods should contact the General Counsel (or his or her designee).
6.4Blackout Communications
In addition to the foregoing restrictions, the Company reserves the right to issue "blackout notices" to one or more specified persons when material nonpublic information exists. Any person who receives such a notice shall treat the notice as confidential and shall not disclose its existence to any other person.
6.5Trading in Securities of Other Entities
In addition, no team member shall effect any transaction in the securities of another entity, the value of which is likely to be affected by actions of the Company that have not yet been publicly disclosed. This provision is in addition to the restrictions on trading in securities of other entities set forth in any Code of Business Conduct and Ethics of the Company.
6.6Certain Other Prohibited Transactions
In addition to the general prohibition on trading Company securities at any time when in possession of material nonpublic information, the Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if team members engage in certain types of transactions. It is therefore the Company’s policy that team members are prohibited from engaging in the following transactions in the Company’s securities unless approved by the General Counsel or his or her designee in the manner set forth above:
A.Short-Term Trading
Short-term trading of Company securities may be distracting to the team member and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, team members who purchase Company securities may not sell any Company securities of the same class for at least six (6) months after the purchase; provided, however, that this

Insider Trading Policy

limitation on short term trading will ordinarily not apply to cashless option exercises or RSU/RSA Sell-to-Cover Transactions.
B.Short Sales
Short sales of the Company’s securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, team members are prohibited from engaging in short sales of the Company’s securities.
C.Options Trading
Given the relatively short term of publicly traded options, transactions in options may create the appearance that a team member is trading based on material nonpublic information and focus such person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, team members may not buy or sell options or other derivative securities on the Company’s securities.
D.Trading on Margin
Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to effect transactions in the Company’s securities, team members may not hold Company securities in a margin account or pledge Company securities as collateral for a loan.
E.Hedging Transactions
Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Such hedging transactions may permit a team member to continue to own the Company’s securities, but without the full risks and rewards of ownership. When that occurs, the team member may no longer have the same objectives as the Company’s other shareholders. Accordingly, team members may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.
F.Standing and Limit Orders
Standing and limit orders (except standing and limit orders under approved Trading Plans, as described above, or entered with the Company’s stock plan administrator in accordance with approval of a pre-clearance request) create heightened risks for insider trading violations. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a team member is in possession of material nonpublic information.

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The Company therefore discourages placing standing or limit orders on shares of the Company’s stock. If a team member subject to this Policy determines that they must use a standing order or limit order, the order must be limited to short duration and otherwise comply with the approval procedures set forth herein.
6.7Applicability to Family Members
For purposes of this Policy, "Family Members" include one’s spouse, domestic partner, all members of the family who reside in one's home , and any entities controlled by the Family Member. The foregoing restrictions on trading are applicable to Family Members’ accounts, accounts subject to the control of persons subject to this Policy or any Family Member, and accounts in which persons subject to this Policy or any Family Member has any beneficial interest, except that the restrictions on trading do not apply to accounts where investment decisions are made by an independent investment manager in a fully discretionary account. Persons subject to this Policy are responsible for assuring that their Family Members comply with the foregoing restrictions on trading. Unless specifically set forth herein, Family Members are subject to the same restrictions as the team member themselves.
6.8Rule 10b5-1 Trading
Notwithstanding the restrictions stated in this Section 6, such restrictions shall not apply to purchases or sales of securities of the Company made by team members who have entered into a written Trading Plan that complies with Rule 10b5-1 of the Exchange Act and has been approved by the General Counsel. Team members should review the Company’s Guidelines for 10b5-1 Trading Plans available at https://healthequity.sharepoint.com/sites/PolicyCenter/HQY/SitePages/Stock-and-Options-Program.aspx when considering whether to adopt a Trading Plan.

6.9Employee Stock Purchase Plan (“ESPP”)

Notwithstanding the restrictions stated in this Section 6, such restrictions shall not apply to purchases of the Company’s securities resulting from an employee’s periodic contribution of money to any Company ESPP pursuant to the payroll deduction election made at the time of their enrollment in the ESPP. These restrictions do apply to an employee’s election to begin participation in the ESPP, to decisions to change contribution levels to the ESPP, and to the sale of Company securities purchased pursuant to the ESPP.
6.10Gifts of Company Securities
A gift of the Company’s securities to a third party is deemed to be a sale for purposes of this Policy and is subject to the pre-clearance procedures and trading windows described in Section 6 above. In addition, any team member who wishes to gift securities must first notify the Company’s Equity Administrator at ITP_Approval@healthequity.com of their plans to gift, regardless of Covered Person or Blackout Team Member status.

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7INVESTIGATIONS; SUPERVISION
If any person subject to this Policy has reason to believe that MNPI of the Company has been disclosed to an outside party without authorization, that person shall report this disclosure to the General Counsel immediately.

If any person subject to this Policy has reason to believe that an insider of the Company or someone outside of the Company has acted, or intends to act, on inside information, that person shall report this action or intended action to the General Counsel immediately.

If it is determined that an individual maliciously and knowingly reports false information to the Company with intent to do harm to another person or the Company, appropriate disciplinary action will be taken, up to and including immediate dismissal. All such disciplinary action will be taken at the sole discretion of the Company.
8LIABILITY OF THE COMPANY
The adoption, maintenance and enforcement of this Policy is not intended to result in the imposition of liability upon the Company for any insider trading violations where such liability would not exist in the absence of this Policy.
9QUESTIONS
All questions regarding this Policy should be directed to the General Counsel or his or her designee by email at ITP_Approval@healthequity.com.
10POLICY REVIEW
The policy owner will review this Policy annually.
11EXHIBITS
Confirmation
Exhibit A – Blackout Team Member Departments

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EXHIBIT A
Blackout Team Member Departments

•The following team members who ultimately report up to the EVP – General Counsel:
oall attorneys
oall paralegals
othe Equity Administrator
oLegal team executive assistant
•All team members who have access to the Company’s financial results through the NetSuite application
•Team members who participate in all of the Company’s Product Business Review meetings
•Team members who participate in the Executive Team Monthly Financial Review meetings
•Team members who participate in the Finance Team Monthly Financial Review meetings